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                                                                  EXHIBIT 3.1(a)

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           SYNTA PHARMACEUTICALS CORP.
                         (Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware)


       It is hereby certified that:

       1. The name of the corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp.

       2. The Restated Certificate of Incorporation is hereby amended by striking Paragraph 4(a) of the Restated Certificate of Incorporation and by replacing Paragraph 4(a) with the following new Paragraph 4(a):

       "4(a). The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty Six Million (166,000,000), consisting of:

            (i) One Hundred Fifty Eight Million (158,000,000) shares of Common Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Common Stock") and

            (ii) Eight Million (8,000,000) shares of Preferred Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Preferred Stock"), all of which are designated as shares of Series A Convertible Preferred Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Series A Preferred").

       Upon the effectiveness of this Certificate of Amendment, every four (4) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock multiplied by such fraction."

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       3. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

       In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 2nd day of February 2007.

                                         SYNTA PHARMACEUTICALS CORP.


                                         /s/ SAFI R. BAHCALL
                                         --------------------------------
                                         Safi R. Bahcall, Ph.D.
                                         President and Chief Executive Officer